UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Agreement.

On July 30, 2009, Arrowhead Research Corporation (the “Company”) and Unidym, Inc., its majority owned subsidiary entered into a Subscription Agreement (the “Subscription Agreement”) whereby Unidym issued 291,667 shares of Unidym’s Series C-1 Preferred Stock (the “Series C-1 Shares”) to the Company, at a purchase price of $1.80 per Series C-1 Share for an aggregate purchase price of $525,000. The Series C-1 Stock has a $2.16 per share liquidation preference. Each Series C-1 Share is convertible into one share of Unidym common stock or into a security equivalent to that issued by Unidym in its next financing.

Together with other sales of Series C-1 Stock made to the Company since April 23, 2009 and the funding of the purchase price pursuant to the Subscription Agreement, Unidym met the cash flow requirement of the IP Transfer and Waiver Agreement (the “Waiver Agreement”) with TEL Ventures, Inc. (“TEL Ventures) thereby effecting the complete waiver of certain put options granted to TEL Ventures in connection with a stock purchase in November 2008. The IP Transfer and Waiver Agreement was previously described on Form 8-K filed by the Company on June 29, 2009.

The foregoing is intended only as a summary of the terms of the Subscription Agreement and the Waiver Agreement and is qualified in its entirety by each agreements, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 5, 2009	ARROWHEAD RESEARCH CORPORATION

	By:	/s/ Christopher Anzalone
Christopher Anzalone Chief Executive Officer